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                       Independent Accountants' Report
                       -------------------------------


The Fuji Bank and Trust Company, Trustee
JCP Master Credit Card Trust:


We have examined the accompanying Monthly Servicer's Certificates for JCP Master Credit Card Trust for Series B and Series C for each of the months in the twelve month period ended December 31, 1995. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

In our opinion, the Monthly Servicer's Certificates referred to above present, in all material respects, the servicing information for JCP Master Credit Card Trust for Series B and Series C for each of the months in the twelve month period ended December 31, 1995, in conformity with the terms and conditions as set forth in Subsection 3.4(c) of the Master Pooling and Servicing Agreement dated as of September 5, 1988 among JCP Receivables, Inc., as Seller, J.C. Penney Company, Inc. as Servicer, and The Fuji Bank and Trust Company, as Trustee.




                                          /s/ KPMG Peat Marwick LLP
                                          -------------------------
                                              KPMG Peat Marwick LLP



March 1, 1996
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